Exhibit 12a

                      STATEMENT SETTING FORTH COMPUTATIONS OF RATIOS OF
                                 EARNINGS TO FIXED CHARGES
                                   (Dollars in Thousands)


                                            Year Ended December 31
                                -------------------------------------------------
                                     1997      1996      1995      1994      1993
                                -------------------------------------------------

EARNINGS AVAILABLE FOR
 FIXED CHARGES
  Pre-tax income:
    Income from continuing
      operations per statement
      of income                  $125,698  $167,351  $128,382  $ 79,312  $163,812
    Federal income taxes           47,725   107,747    91,519    74,816    93,702
    Federal income taxes charged
      to other income - net        11,876    (1,608)  (12,068)   22,687      (418)
    Capitalized interest             (360)     (600)     (660)     (400)     (791)
    Undistributed (earnings) or
      losses of less-than-
      fifty-percent-owned
      entities                       (608)      460     8,325       743        --
                                 --------  --------------------------------------
      Total                      $184,331  $273,350  $215,498  $177,158  $256,305

  Fixed charges:
    Interest expense             $123,439  $122,635  $131,346  $126,555  $120,962
    Other interest                    360       600       660       400       791
    Portion of rentals
      representative of the
      interest factor               3,143     4,187     5,150     5,555     5,570
                                 --------  --------------------------------------
      Total                      $126,942  $127,422  $137,156  $132,510  $127,323

  Earnings available for
    combined fixed charges       $311,273  $400,772  $352,654  $309,668  $383,628
                                 ================================================
RATIO OF EARNINGS TO
  FIXED CHARGES                     2.45x     3.15x     2.57x     2.34x     3.01x

 Exhibit 12b
 Page 1

                     STATEMENT SETTING FORTH COMPUTATIONS OF RATIOS OF
             EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                                   (Dollars in Thousands)


                                            Year Ended December 31
                                -------------------------------------------------
                                     1997      1996      1995      1994      1993
                                -------------------------------------------------

EARNINGS AVAILABLE FOR COMBINED
 FIXED CHARGES AND PREFERRED
 DIVIDEND REQUIREMENTS

  Pretax income:
    Income from continuing
      operations per statement
      of income                  $125,698  $167,351  $128,382  $ 79,312  $163,812
    Federal income taxes           47,725   107,747    91,519    74,816    93,702
    Federal income taxes charged
      to other income - net        11,876    (1,608)  (12,068)   22,687      (418)
                                 --------  --------------------------------------
      Subtotal                    185,299   273,490   207,833   176,815   257,096
  Capitalized interest               (360)     (600)     (660)     (400)     (791)
  Undistributed (earnings) or
    losses of less-than-fifty-
    percent-owned entities           (608)      460     8,325       743        --
                                 --------  --------------------------------------
      Total                      $184,331   273,350  $215,498  $177,158  $256,305

  Fixed charges:
    Interest expense             $123,439  $122,635  $131,346  $126,555  $120,962
    Other interest                    360       600       660       400       791
    Portion of rentals
      representative of the
      interest factor               3,143     4,187     5,150     5,555     5,570
                                 --------  --------------------------------------
      Total                      $126,942  $127,422  $137,156  $132,510  $127,323

Earnings available for
  combined fixed charges
  and preferred dividend
  requirements                   $311,273  $400,772  $352,654  $309,668  $383,628
                                 ======== =======================================

DIVIDEND REQUIREMENT:
  Fixed charges above            $126,942  $127,422  $137,156  $132,510  $127,323
  Preferred dividend
    requirements below             26,250    36,249    36,674    45,441    29,904
                                 --------  --------------------------------------
      Total                      $153,192  $163,671  $173,830  $177,951  $157,227
                                 ======== =======================================


 Exhibit 12b
 Page 2

Year Ended December 31
                                -------------------------------------------------
                                     1997      1996      1995      1994      1993
                                -------------------------------------------------

RATIO OF EARNINGS TO COMBINED
  FIXED CHARGES AND PREFERRED
  DIVIDEND REQUIREMENTS              2.03      2.45      2.03      1.74      2.44

COMPUTATION OF PREFERRED
  DIVIDEND REQUIREMENTS:
  (a) Pre-tax income             $185,299  $273,490  $207,833  $176,815  $257,096
  (b) Income from continuing
        operations               $125,698  $167,351  $128,382  $ 79,312  $163,812
  (c) Ratio of (a) to (b)          1.4742    1.6342    1.6189    2.2294    1.5695
  (d) Preferred dividends        $ 17,806  $ 22,181  $ 22,654  $ 20,383  $ 19,054
  Preferred dividend
    requirements
      [(d) multiplied by (c)]    $ 26,250  $ 36,249  $ 36,674  $ 45,441  $ 29,904
                                 ================================================